Exhibit 5.1
January 22, 2010
Newfield Exploration Company
363 N. Sam Houston Parkway East
Suite 100
Houston, Texas 77060
Ladies and Gentlemen:
     We have acted as counsel to Newfield Exploration Company, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale by the Company (the “Offering”) of $700,000,000 aggregate principal amount of 6 7/8% Senior Notes due 2020 (the “Notes”), pursuant to the Underwriting Agreement dated January 20, 2010 by and among the Company and the underwriters named therein (the “Underwriting Agreement”).
     The Notes have been offered for sale pursuant to a prospectus supplement, dated January 20, 2010, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on January 21, 2010, to a prospectus dated May 2, 2008 (such prospectus, as amended and supplemented by the prospectus supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-150622) (the “Registration Statement”), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.
     The Notes are to be issued pursuant to that certain Indenture (the “Base Indenture”), dated as of December 10, 2001, between the Company and U.S. Bank National Association (as successor to Wachovia Bank, National Association, formerly First Union National Bank) (the “Trustee”), as amended and supplemented by the Fifth Supplemental Indenture (the “Supplemental Indenture”), dated as of January 25, 2010 (the Base Indenture, as so amended and supplemented, being called herein the “Indenture”), by and among the Company and the Trustee.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Second Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date, (ii) certain resolutions (the “Resolutions”) adopted by the Board of Directors of the Company relating to the terms and sale of the Notes and related matters, (iii) certain resolutions adopted by the Pricing Committee of the Board of Directors of the Company, (iv) the Registration Statement, (v) the Prospectus, (vi) the

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January 22, 2010
Base Indenture and the form of the Fifth Supplemental Indenture, and (vii) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.
     As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.
     In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity; (vi) all Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement; (vii) the Fifth Supplemental Indenture will be duly executed and delivered by the parties thereto in substantially the form reviewed by us or with changes that do not affect the opinions given hereunder; and (viii) the Underwriting Agreement has been duly authorized and validly executed and delivered by the underwriters named therein.
     Based upon such examination and review and the foregoing assumptions, we are of the opinion that when the Notes have been duly executed and issued by the Company and duly authenticated by the Trustee and paid for by the underwriters as contemplated by the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture.
     The foregoing opinion is qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding of equity or at law) and an implied covenant of good faith and fair dealing.
     We express no opinion concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

January 22, 2010
     The foregoing opinions are limited in all respects to the laws of the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws), the laws of the State of New York and the federal laws of the United States of America as in effect on the date hereof, and we undertake no duty to update or supplement the foregoing opinions to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective. We do not express any opinions as to the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K filed by the Company on even date herewith. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Vinson & Elkins LLP